Exhibit (i)(8)

BAKER DONELSON

l00 LIGHT STREET· BALTIMORE, MARYLAND 21202 • 410.685.11 20 • bakerdonelson.com

January 27, 2016

Deutsche International Fund, Inc.

345 Park Avenue

New York, New York 10154

Ladies and Gentlemen:

We have acted as special Maryland counsel to Deutsche International Fund, Inc. (the “Company”), a corporation organized under the laws of the State of Maryland. The Company is authorized to issue 2,947,923,888 shares of capital stock, $0.01 par value per share (each a “Share” and collectively, the “Shares”). The Shares have been classified into the following six series (and 967,328,291 of the Shares are not designated as part of a series): the Deutsche CROCI® International Fund”, consisting of 470,595,597 Shares; the Deutsche Latin America Equity Fund, consisting of 270,000,000 Shares; the Deutsche World Dividend Fund, consisting of 370,000,000 Shares; the Deutsche Emerging Markets Equity Fund, consisting of 320,000,000 Shares; the Deutsche Global Equity Fund, consisting of 300,000,000 Shares and the Deutsche Emerging Markets Frontier Fund, consisting of 250,000,000 Shares.

The Deutsche Latin America Equity Fund is further classified into five classes of Shares as follows: 50,000,000 Class A Shares, 20,000 Class C Shares, 100,000,000 Class S Shares, 50,000,000 Institutional Class Shares and 50,000,000 Class T Shares.

The Deutsche World Dividend Fund is further classified into six classes of Shares as follows: 50,000,000 Class A Shares, 20,000 Class C Shares, 100,000,000 Class S Shares, 100,000,000 Institutional Class Shares, 50,000,000 Class R6 Shares and 50,000,000 Class T Shares.

The Deutsche Emerging Markets Equity Fund is further classified into five classes of Shares as follows: 50,000,000 Class A Shares, 20,000 Class C Shares, 100,000,000 Class S Shares, 100,000,000 Institutional Class Shares and 50,000,000 Class T Shares.

The Deutsche Global Equity Fund is further classified into six classes of Shares as follows: 50,000,000 Class A Shares, 50,000 Class C Shares, 50,000,000 Class R Shares, 50,000,000 Class S Shares, 50,000,000 Institutional Class Shares and 50,000,000 Class T Shares.

We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post Effective Amendment No. 163 to the Company’s Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and Amendment No. 143 to the Company’s Registration Statement under the Investment Company Act of 1940, as amended (the “Investment Company Act”) (collectively, the “Registration Statement”), in connection with the continuous offering (the “Offering”) on or about and after February 1, 2017 of the Class T Shares of the Deutsche Emerging Markets Equity Fund, the Deutsche Global Equity Fund, the Deutsche Latin America Equity Fund and the Deutsche World Dividend Fund (the “Class T Shares”). We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

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ALABAMA ·FLORIDA ·GEORGIA ·LOUISIANA ·MARYLAND ·MISSISSIPPI· SOUTH CAROLINA ·TENNESSEE ·TEXAS ·VIRGINIA ·WASHINGTON, D.C.

Deutsche International Fund, Inc.

In our capacity as special Maryland counsel to the Company and for purposes of this opinion, we have examined (a) the Registration Statement; (b) the charter of the Company as in effect on the date hereof (the “Charter”); (c) the bylaws of the Company, as amended or supplemented and in effect on the date hereof (the “Bylaws”); (d) certain resolutions of the Board of Directors of the Company regarding the Offering; (e) a certificate of the Company regarding certain matters related to the issuance and sale of the Class T Shares; (f) a certificate of the Maryland State Department of Assessments and Taxation dated January 23, 2017 to the effect that the Company is incorporated and existing under the laws of the State of Maryland and is in good standing and authorized to transact business in the State of Maryland; and (g) such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions, and qualifications contained herein.

In the course of our review, we have assumed (i) the documents reviewed and relied upon in giving this opinion are true and correct copies of the original documents, the signatures on such documents are genuine, and the persons executing such documents have the legal capacity to execute such documents; (ii) the representations of officers are correct as to questions of fact, and (iii) the persons identified as officers are actually serving as such and that any certificates representing the Class T Shares are properly executed by one or more such persons.

We have also assumed that (1) at no time prior to and including the date when all of the Class T Shares are issued will: (i) there be any changes in applicable law, (ii) the Charter, the Bylaws or the existing corporate authorization to issue the Class T Shares be amended, repealed or revoked, (iii) the total number of the issued Shares exceed 2,947,923,888, (iv) the total number of the issued Shares of each series of the Company exceed the authorized number of Shares of each such series, (v) the total number of issued Shares of each class of any series of the Company exceed the authorized number of Shares of each such class or (vi) the Company cease to remain duly organized, validly existing and in good standing under Maryland law; (2) the Registration Statement and any amendment thereto will remain effective at the time of the issuance of the Class T Shares thereunder, and (3) at the time of the issuance of the Class T Shares, the Company will record or cause to be recorded in its stock ledger the name of the persons to whom such shares are issued.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Class T Shares, when issued and delivered in accordance with the terms of the Offering against payment of the cash consideration therefor as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the Maryland General Corporation Law (including the reported judicial decisions interpreting those laws currently in effect), and we express no opinion herein with respect to the effect or applicability of the laws of any other jurisdiction. The opinion expressed herein concerns only the effect of the laws (excluding the principles of conflict of laws) as currently in effect, and we assume no obligation to supplement the opinion expressed herein if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinion expressed herein after the date hereof.

Deutsche International Fund, Inc.

Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or the regulations promulgated thereunder.

Sincerely yours,

Baker, Donelson, Bearman, Caldwell &

Berkowitz, a Professional Corporation

By: /s/Kenneth B. Abel

       Kenneth B. Abel, Shareholder